EXHIBIT 99.5

        UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On January 21, 2005, Dow Jones completed its merger with MarketWatch and combined their operations (the "Merger"). The following unaudited pro forma condensed combined balance sheet at September 30, 2004 and the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2004 and for the year ended December 31, 2003, and the accompanying notes thereto, have been prepared to illustrate the effects of the Merger on the historical financial position and results of operations of Dow Jones and MarketWatch. However, the pro forma condensed combined financial statements and related notes do not give effect to any refinancing of the commercial paper borrowings incurred in connection with the Merger.

The unaudited pro forma condensed combined statements of income combine the historical consolidated statements of income of Dow Jones and MarketWatch as if the Merger occurred on January 1, 2003. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Dow Jones and MarketWatch as if the Merger occurred on September 30, 2004. The assumptions and adjustments, using the purchase method of accounting, are described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements and related notes are presented for informational purposes only. The pro forma data is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the Merger at the respective dates indicated and do not include or reflect potential cost savings from operating efficiencies or synergies that may result from the Merger. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. The historical consolidated financial statements have been adjusted to give effect to pro forma events that are (1) directly attributable to the Merger; (2) factually supportable; and (3) as they relate to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements and the respective historical financial information from which it has been derived, which includes:

     o separate historical audited financial statements of Dow Jones and MarketWatch, including notes thereto, for the year ended December 31, 2003 included in Dow Jones' Annual Report on Form 10-K for the year then ended and MarketWatch's amended Annual Report on Form 10-K/A for the year then ended; and

     o separate historical unaudited financial statements of Dow Jones and MarketWatch, including notes thereto, as of and for the nine months ended September 30, 2004 included in Dow Jones' Quarterly Report on Form 10-Q for the period then ended and MarketWatch's Quarterly Report on Form 10-Q for the period then ended.

The unaudited pro forma condensed combined financial statements have been prepared using the purchase method of accounting with Dow Jones treated as the acquirer. Accordingly, Dow Jones' estimated cost to acquire MarketWatch of approximately $538 million (including transaction costs) has been preliminarily allocated to the assets acquired and the liabilities assumed according to their respective estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill. Management, with the assistance of independent valuation specialists, is currently determining the estimated fair values of a significant portion of these net assets. The final determination of the estimated fair value of the acquired net assets will be completed as soon as possible, but no later than one year from the January 21, 2005 acquisition date.

The final valuation will be based on the actual assets acquired and liabilities assumed at the acquisition date and management's consideration of the independent valuation work. Although the final determination may result in asset and liability fair values that are different than the preliminary estimates of these amounts included herein, it is not expected that those differences will be material to an understanding of the impact of this transaction to Dow Jones.


            UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                           AT SEPTEMBER 30, 2004
                           (DOLLARS IN THOUSANDS)
                                                     HISTORICAL                     PRO FORMA
                                              --------------------------    --------------------------
                                              DOW JONES     MARKETWATCH      ADJUSTMENTS      COMBINED
                                              --------------------------    --------------------------
                   ASSETS
                   ------
Current assets:
  Cash and cash equivalents                   $   21,006    $    56,383       $  (69,039)(a)$     8,350
  Restricted cash                                     --            920               --            920
  Accounts receivable -- trade, net              160,596         12,687               --        173,283
  Accounts receivable -- other                    27,569             --               --         27,569
  Newsprint inventory                             12,047             --               --         12,047
  Prepaid expenses                                18,117          2,298               --         20,415
  Deferred income taxes                           14,290             --               --         14,290
                                              ----------    -----------       ------------  -----------
    Total current assets                         253,625         72,288          (69,039)       256,874
                                              ----------    -----------       ------------  -----------
Investments in associated companies, at
equity                                            83,786             --               --         83,786

Other investments                                 13,969             --               --         13,969

Plant, property and equipment, at cost         1,763,076         22,793               --      1,785,869
Less, accumulated depreciation                 1,110,016         18,949               --      1,128,965
                                              ----------    -----------       ------------  -----------
  Plant, property and equipment, net             653,060          3,844               --        656,904

Goodwill                                         242,259         88,389          315,862 (b)    646,510
Other intangible assets                           86,974          6,973           53,027 (b)    146,974
Deferred income taxes                             15,786             --           29,881 (c)     45,667
Restricted cash                                       --            175               --            175
Other assets                                      30,100          1,165               --         31,265
                                              ----------    -----------       ------------  -----------
Total assets                                  $1,379,559    $   172,834     $    329,731    $ 1,882,124
                                              ==========    ===========       ============  ===========

                LIABILITIES
                -----------
Current liabilities:
  Short-term borrowings                       $       --    $        --     $    438,700 (a)$   438,700
  Accounts payable and accrued expenses          116,839         16,125           14,100 (d)    147,064
  Retirement plan contributions payable           19,483             --               --         19,483
  Other payables                                  65,684            487               --         66,171
  Dividend payable                                20,486             --               --         20,486
  Contract guarantee obligation                  205,402             --               --        205,402
  Income tax payable                              56,315             --               --         56,315
  Unearned revenue                               199,380          7,058               --        206,438
                                              ----------    -----------       ------------  -----------
    Total current liabilities                    683,589         23,670          452,800      1,160,059
                                              ----------    -----------       ------------  -----------
Long-term debt                                   196,553             --               --        196,553
Deferred compensation, principally
postretirement                                   302,395             --               --        302,395
Contract guarantee obligation                     53,779             --               --         53,779
Other noncurrent liabilities                      18,079          1,095               --         19,174
                                              ----------    -----------       ------------  -----------
  Total liabilities                            1,254,395         24,765          452,800      1,731,960
                                              ----------    -----------       ------------  -----------
Minority interests in subsidiaries                 3,310             --               --          3,310

            STOCKHOLDERS' EQUITY
            --------------------
Common stock                                     102,181            254             (254)(e)    102,181
Additional paid-in capital                       124,687        394,239         (394,239)(e)    124,687
                                                                                  25,000 (f)     25,000

Retained earnings (accumulated deficit)          803,824       (246,409)         246,409 (e)    803,824
Accumulated other comprehensive income
  (loss), net                                      8,960            (15)              15 (e)      8,960
                                              ----------    -----------       ------------  -----------
                                               1,039,652        148,069         (123,069)     1,064,652
Less, treasury stock, at cost                    917,798             --               --        917,798
                                              ----------    -----------       ------------  -----------
Total stockholders' equity                       121,854        148,069         (123,069)       146,854
                                              ----------    -----------       ------------  -----------
Total liabilities and stockholders' equity    $1,379,559    $   172,834     $    329,731    $ 1,882,124
                                              ==========    ===========       ============  ===========

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.



         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     HISTORICAL                     PRO FORMA
                                              --------------------------    --------------------------
                                              DOW JONES     MARKETWATCH      ADJUSTMENTS      COMBINED
                                              --------------------------    --------------------------
REVENUES:
Advertising                                   $  694,683    $    22,812       $       --    $   717,495
Information services                             242,251         33,578             (225)(g)    275,604
Circulation and other                            297,369          1,389               --        298,758
                                              ----------    -----------       ----------    -----------
 Total revenues                                1,234,303         57,779             (225)     1,291,857

EXPENSES:
News, production and technology                  386,665         29,769               --        416,434
Selling, administrative and general              434,026         22,902             (225)(g)    456,703
Newsprint                                         84,960             --               --         84,960
Print delivery costs                             141,285             --               --        141,285
Depreciation and amortization                     79,651          3,670            3,640 (b)     86,961
Restructuring charges and
 September 11-related items, net                  (2,761)            --               --         (2,761)
                                              ----------    -----------       ----------    -----------
 Operating expenses                            1,123,826         56,341            3,415      1,183,582

 Operating income                                110,477          1,438           (3,640)       108,275

OTHER INCOME (DEDUCTIONS):
Interest income (expense), net                    (2,080)           363           (8,384)(a)    (10,101)
Equity in earnings of associated
 companies                                         1,386             --               --          1,386
Gain on disposition of investment                  3,260             --               --          3,260
Contract guarantee, net                           (5,455)            --               --         (5,455)
Other, net                                          (506)            --               --           (506)
                                              ----------    -----------       ----------    -----------
Income before income taxes and
 minority interests                              107,082          1,801          (12,024)        96,859
Income taxes                                      44,694             54           (4,143)(c)     40,605
                                              ----------    -----------       ----------    -----------
Income before minority interests                  62,388          1,747           (7,881)        56,254
Minority interests in losses of                    1,536             --               --          1,536
 subsidiaries                                 ----------    -----------       ----------    -----------

NET INCOME                                    $   63,924    $     1,747       $   (7,881)   $    57,790
                                              ==========    ===========       ==========    ===========
PER SHARE:
Net income:
 Basic                                        $     0.78    $      0.07               --    $      0.71
 Diluted                                            0.78           0.07               --           0.70

Weighted-average shares outstanding:
 Basic                                            81,825         24,427               --         81,825
 Diluted                                          82,239         26,468               --         82,601

 The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.


              UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT
               OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2003
              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     HISTORICAL                     PRO FORMA
                                              --------------------------    --------------------------
                                              DOW JONES     MARKETWATCH      ADJUSTMENTS      COMBINED
                                              --------------------------    --------------------------
REVENUES:
Advertising                                   $  871,817    $    24,084       $       --    $   895,901
Information services                             286,863         21,281             (164)(g)    307,980
Circulation and other                            389,805          1,808               --        391,613
                                              ----------    -----------       ----------    -----------
 Total revenues                                1,548,485         47,173             (164)     1,595,494

EXPENSES:
News, production and technology                  483,709         22,519               --        506,228
Selling, administrative and general              540,529         18,596             (164)(g)    558,961
Newsprint                                        105,066             --               --        105,066
Print delivery costs                             188,662             --               --        188,662
Depreciation and amortization                    106,014          3,755            6,794 (b)    116,563
Restructuring charges and
 September 11-related items, net                 (18,408)            --               --        (18,408)
                                              ----------    -----------       ----------    -----------
 Operating expenses                            1,405,572         44,870            6,630      1,457,072

 Operating income                                142,913          2,303           (6,794)       138,422

OTHER INCOME (DEDUCTIONS):
Interest income (expense), net                     4,941            502          (11,178)(a)     (5,735)
Equity in earnings of associated
 companies                                         2,869             --               --          2,869
Gain on non-monetary exchange of
 equity holdings                                  18,699             --               --         18,699
Gain on resolution of Telerate
 sale loss contingencies                          59,821             --               --         59,821
Contract guarantee, net                           (9,523)            --               --         (9,523)
Other, net                                         1,138             --               --          1,138
                                              ----------    -----------       ----------    -----------
Income before income taxes and
 minority interests                              220,858          2,805          (17,972)       205,691
 Income taxes                                     51,704            150           (6,217)(c)     45,637
                                              ----------    -----------       ----------    -----------
Income before minority interests                 169,154          2,655          (11,755)       160,054
Minority interests in losses of
 subsidiaries                                      1,445             --               --          1,445
                                              ----------    -----------       ----------    -----------
NET INCOME                                    $  170,599    $     2,655       $  (11,755)   $   161,499
                                              ==========    ===========       ==========    ===========
PER SHARE:
 Net income:
   Basic                                      $     2.09    $      0.15               --    $      1.98
   Diluted                                          2.08           0.14               --           1.96

 Weighted-average shares
 outstanding:

   Basic                                          81,593         17,317               --         81,593
   Diluted                                        81,950         18,594               --         82,293

 The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.   Basis of Pro Forma Presentation

On January 21, 2005, Dow Jones acquired MarketWatch for a purchase price of $18 per share in cash for each share of MarketWatch common stock outstanding on the effective date of the Merger. Each outstanding option to purchase shares of MarketWatch common stock has been assumed using an exchange ratio based on the five day trading average of Dow Jones common stock immediately preceding and excluding the effective date of the Merger using a $18 value. Based on the number of shares of MarketWatch common stock and options outstanding as of the acquisition date, Dow Jones made a payment of approximately $507.7 million and issued options to purchase approximately 1.2 million shares of Dow Jones common stock. The estimated fair value of the Dow Jones common stock options issued to replace the outstanding MarketWatch common stock options, approximately $25 million, was determined using the Black-Scholes model.

The estimated total purchase price for the MarketWatch acquisition is as follows (in thousands):

       Cash                                             $   507,739
       Fair value of Dow Jones options to be issued          25,000
       Estimated direct Merger costs                          5,100
                                                        -----------
         Total estimated purchase price                 $   537,839
                                                        ===========

The unaudited pro forma condensed combined statements of income combine the historical consolidated statements of income of Dow Jones and MarketWatch as if the transaction occurred on January 1, 2003. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Dow Jones and MarketWatch as if the transaction occurred on September 30, 2004.

The Merger has been accounted for as a purchase by Dow Jones under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the total estimated purchase price is allocated to MarketWatch's net tangible and intangible assets based upon their estimated fair value as of the date of completion of the Merger. Based upon the estimated purchase price and the preliminary valuation performed, the preliminary purchase price allocation, which is subject to change based on Dow Jones' final analysis, is as follows (in thousands):

     TANGIBLE ASSETS:
       Cash, cash equivalents and restricted cash       $    57,478
       Accounts receivable and other current assets          14,985
       Property, plant and equipment, net                     3,844
       Deferred tax assets, net                              29,881
         Other assets -- long term                            1,165
                                                        -----------
           Total tangible assets                            107,353
                                                        -----------

     INTANGIBLE ASSETS:
       Customer relationships                                16,800
       Developed technology                                  13,200
       Trade name                                            30,000
       Goodwill                                             404,251
                                                        -----------
          Total intangible assets                           464,251
                                                        -----------

     LIABILITIES ASSUMED:
       Accounts payable and other accrued liabilities       (25,612)
       Deferred revenue                                      (7,058)
       Other liabilities -- long term                        (1,095)
                                                        -----------
          Total liabilities assumed                         (33,765)
                                                        -----------
          Net assets acquired                           $   537,839
                                                        -----------

A preliminary estimate of $30 million has been allocated to amortizable intangible assets consisting of customer-related intangible assets and developed technology with useful lives between four and seven years. In addition, a preliminary estimate of $30 million has been allocated to indefinite lived intangible assets, principally trade names, which will not be amortized.

A preliminary estimate of $404.3 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired, and is not deductible for tax purposes. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", goodwill and acquired indefinite-lived intangibles associated with the Merger will not be amortized and will be tested for impairment at least annually. The preliminary purchase price allocation for MarketWatch is subject to revision as more detailed analysis is completed and additional information concerning the fair values of MarketWatch's assets and liabilities becomes available. Any change in the fair value of the net assets of MarketWatch will change the amount of the purchase price allocable to goodwill. Final purchase accounting adjustments, which may differ materially from the pro forma adjustments presented here, will be completed no later than one year from the January 21, 2005 acquisition date.

2.   Pro Forma Adjustments

Certain reclassifications have been made to conform MarketWatch's historical amounts to Dow Jones' financial statement presentation. Dow Jones is currently reviewing accounting policies and financial statement classifications used by MarketWatch. As a result of this review, it may become necessary to make certain additional reclassifications to the combined financial statements.

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the Merger was completed as of September 30, 2004 and January 1, 2003 for balance sheet and statements of operations purposes, respectively. The following pro forma adjustments are included:

(a) To record the cash expended ($69 million) and debt incurred ($438.7 million) to purchase all outstanding shares of MarketWatch for the Merger.

          To record the corresponding interest expense ($8.4 million for the nine months ended September 30, 2004 and $11.2 million for the year ended December 31, 2003) related to the debt incurred. The debt initially incurred for the Merger was commercial paper which has a variable interest rate. The interest expense presented in these pro forma adjustments reflects the actual interest rate in effect for commercial paper at the Merger date which was approximately 2.52%. A variation in the actual interest rate of 1/8% would correspond to a change in the interest expense presented in these pro forma adjustments of approximately $0.4 million for the nine months ended September 30, 2004 and approximately $0.6 million for the year ended December 31, 2003.

(b) To eliminate the historical goodwill ($88.4 million) and intangible assets ($7 million) and record the estimated acquired goodwill ($404.3 million) and other intangible assets ($60 million) as a result of the Merger. The weighted average life of amortizable intangible assets (approximately $30 million), customer relationships and developed technology, is between 4 and 7 years.

          To eliminate the historical amortization of the intangible assets of $1.5 million for the nine months ended September 30, 2004 and record amortization of the amortizable intangible assets ($5.1 million for the nine months ended September 30, 2004 and $6.8 million for the year ended December 31, 2003) related to the estimated fair value of identifiable intangible assets from the purchase price allocation.

(c) To record a net deferred tax asset ($29.9 million), which consists primarily of (i) MarketWatch's federal and state net operating loss carryforwards ("NOLs") for which a full valuation allowance was recorded by MarketWatch due to the uncertainty of realization ($53.9 million) and (ii) deferred tax liabilities associated with the acquired identifiable definite-lived intangible assets ($24 million). The realization by Dow Jones of the MarketWatch NOLs is subject to certain limitations, both annually and in total, under Section 382 of the Internal Revenue Code.

          To adjust for income tax effects of pro forma adjustments and MarketWatch results at the estimated effective rate of 40% ($4.1 million for the nine months ended September 30, 2004 and $6.2 million for the year ended December 31, 2003).

(d) To record estimated direct transaction costs for the Merger ($5.1 million and $9 million to be incurred by Dow Jones and MarketWatch, respectively).

(e) To eliminate the historical MarketWatch (1) par value balance of Common stock ($0.3 million); (2) Additional paid in capital ($394.2 million); (3) Accumulated deficit ($246.4 million); and,
          (4) Other comprehensive loss ($0.02 million).

(f) To record the estimated fair value, under the Black-Scholes model, of Dow Jones shares of common stock and options to be issued to holders of MarketWatch options, which fully vested in connection with the Merger ($25 million).

(g) To eliminate transactions between Dow Jones and MarketWatch, which are primarily related to license fees. Upon completion of the Merger, transactions that occur in connection with these arrangements would be considered intercompany transactions. All significant balances and transactions related to these arrangements have been eliminated from the unaudited pro forma condensed combined financial statements. Eliminations primarily relate to revenue and expense between Dow Jones and MarketWatch ($0.2 million for the nine months ended September 30, 2004 and the year ended December 31, 2003).


3.   Pro Forma Condensed Combined Net Income Per Share

Unaudited pro forma condensed combined net income per basic share was computed using Dow Jones' weighted average shares outstanding during the respective periods. Unaudited pro forma condensed combined net income per diluted share was computed by adding approximately 1.2 million options (using the treasury stock method) assumed to be issued to Dow Jones' weighted average shares outstanding during the respective periods.